Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 28, 2013, with respect to the consolidated financial statements of Yadkin Financial Corporation as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012.

/s/ Dixon Hughes Goodman LLP

Charlotte, North Carolina
August 23, 2013